August 2007	Pricing Sheet dated August 22, 2007
Relating to Preliminary Pricing Supplement No. 352 dated August 3, 2007 to
Registration Statement No. 333-131266
Filed Pursuant to Rule 433

Structured Investments
Opportunities in Equities
Outperformance Securities Due September 29, 2008
Based on the Performance of the NASDAQ 100 Index® Relative to the S&P 500® Index
PRICING TERMS – AUGUST 22, 2007
Issuer:		Morgan Stanley
Original issue price:		$1,000 per security
Stated principal amount:		$1,000 per security
Pricing date:		August 22, 2007
Issue date:		August 29, 2007 (5 business days after the pricing date)
Maturity date:		September 29, 2008, subject to postponement for market disruption events
NDX Index:		NASDAQ-100 Index®
SPX Index:		S&P 500® Index
Payment at maturity:
The product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum and minimum payment
If the NDX Index underperforms the SPX Index, the payment at maturity will be an amount less than the stated principal amount of each security based on 300% of that underperformance, subject to the minimum payment at maturity.

Maximum payment at maturity:		$1,217.50 (121.75% of the stated principal amount)
Minimum payment at maturity:		$500 (50% of the stated principal amount)
Participation rate:		300%
Outperformance return:
The NDX Index return less the SPX Index return
¡  If the NDX Index outperforms the SPX Index, the outperformance return will be positive
¡  If the NDX Index underperforms the SPX Index, the outperformance return will be negative

NDX Index return:	NDX Index final value – NDX Index initial value
NDX Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value
SPX Index initial value
NDX Index initial value:		1,936.77, the closing value of the NDX Index as reported on Bloomberg under the ticker symbol “NDX” on the pricing date
NDX Index final value:		The closing value of the NDX Index as reported on Bloomberg under ticker symbol “NDX” on the valuation date
SPX Index initial value:		1,464.07, the closing value of the SPX Index as reported on Bloomberg under the ticker symbol “SPX” on the pricing date
SPX Index final value:		The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the valuation date
Valuation date:		September 22, 2008, subject to postponement for market disruption events
CUSIP:		617446Q36
Listing:		The securities will not be listed on any securities exchange.
Minimum ticketing size:		10 securities
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per security:	$1,000	$15	$985
	Total:	$4,520,000	$67,800	$4,452,200
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.
The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq, and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The Nasdaq, and The Nasdaq makes no representation regarding the advisability of investing in the securities.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Preliminary Pricing Supplement No. 352 dated August 3, 2007
Prospectus Supplement dated July 24, 2007       Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.